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Pitney Bowes Inc. - Form 10-Q
Nine Months Ended September 30, 1995
Page 18 of 19
                                                               Exhibit (ii)


                            Pitney Bowes Inc.
          Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)         Three Months Ended      Nine Months Ended
                                  September 30,           September 30,
                                   1995      1994          1995       1994
Income from continuing
  operations before income
  taxes                        $150,790  $154,819      $454,391   $422,382

Add:
  Interest expense               54,059    50,031       175,763    141,301
  Portion of rents
    representative of the
    interest factor               9,952    11,157        31,179     32,545
  Amortization of capitalized
    interest                        228       228           685        685

Income as adjusted             $215,029  $216,235      $662,018   $596,913

Fixed charges:
  Interest expense               54,059    50,031       175,763    141,301
  Capitalized interest              608       200         1,570        372
  Portion of rents
    representative of the
    interest factor               9,952    11,157        31,179     32,545

                               $ 64,619  $ 61,388      $208,512   $174,218

Ratio of earnings to fixed
  charges                          3.33      3.52          3.17       3.43

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.
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